Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Mellon Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 and our report dated June 6, 2007, with respect to the statements of net assets available for benefits of the Mellon 401(k) Retirement Savings Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets held at end of year as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Mellon 401(k) Retirement Savings, incorporated by reference in this registration statement on Form S-8 of The Bank of New York Mellon Corporation and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect to the consolidated financial statements refers to a change, in 2006, in Mellon Financial Corporation’s method of accounting for employer defined benefit pension and other postretirement plans in accordance with Statement of Financial Accounting Standards No. 158.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
June 29, 2007